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                                                                   Exhibit 10.41

                                    AGREEMENT

      THIS AGREEMENT is entered into on November 10, 2004 and effective the 28 day of October, 2004 (the "Effective Date") by and between PHILIP J. FAGAN, JR., M.D. ("Dr. Fagan") and MERCURY AIR GROUP, INC. ("Mercury").

                                    RECITALS

      A. Mercury and Dr. Fagan are the sole Members of MercMed, L.L.C., a Nevada Limited Liability Company (the "Company).

      B. The Company is the owner of a Cessna 501, bearing serial number 501-003, tail no. 911-MM (the "Aircraft"). The Aircraft is the sole asset of the Company.

      C. Mercury desires to sell and Dr. Fagan is willing to purchase Mercury's Membership Interest in the Company.

      D. The parties hereto have agreed that as of the Effective Date, the value of the Aircraft is equal to the indebtedness owed to Salem Five Cents Savings Bank for the aircraft in the amount of $657,000.

      E. Fagan contends that additional consideration is owed to him arising out of his actions as Chairman of the Board of Directors of Mercury, which substantially enhanced the value of Mercury.

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Mercury hereby sells, assigns and transfers to Dr. Fagan all of its right, title and interest in and to the Company on the Effective Date.

      2. Dr. Fagan shall pay the debt to Salem Five Cents Savings Bank in accordance with its terms and all other expenses related to the Aircraft incurred or outstanding commencing October 1, 2004, and hereby agrees to indemnify and hold Mercury harmless from all costs and expenses, of every kind and nature, related to the debt to Salem Five Cents Savings Bank.

      3. Mercury agrees to pay all costs relating to the Aircraft incurred prior to October 1, 2004, except for existing insurance policies which Mercury agrees to pay through October 31, 2004, such costs including, but not limited to, Pratt & Whitney and costs related to air conditioning on the Aircraft. Dr. Fagan shall pay all costs and shall have responsibility for the Aircraft from the date hereof.

      4. Mercury agrees to provide Dr. Fagan with up to $75,000 in free jet fuel for the Aircraft, to be provided at any MercFuel location over the next five years. Fuel pricing and notice provisions shall be as set forth in Section 6.

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      5. Mercury agrees to provide Dr. Fagan with up to five (5) hours hours of flight time per year, to be used until August 30, 2008, on Net Jet or Flight Options or Citation Shares light jet aircraft (each of which shall be referred to as a "Provider of Service) on an "as available" basis. Dr. Fagan shall pay Mercury for such usage based on hourly rates then in effect (which are currently approximately $1,360 for the Beachcraft, $1,360 for the Citation V, and $1,900 for the Hawker) plus fuel surcharges, fees and taxes as charged by the Provider of Service with no administrative markup plus any additional charges incurred but not limited to meals and special services provided by FBOs. Dr. Fagan shall pay for the Provider of Services charges within five (5) business days of presentment of an invoice by Mercury. If Dr. Fagan fails to do so, Mercury may, among other remedies, terminate Dr. Fagan's rights under this provision, provided, however, prior to any such termination, Mercury shall provide Dr. Fagan with an additional five (5) days notice to make the payment. Mercury shall have no continuing obligation pursuant to this provision if it sells, in an arms length transaction to a disinterested party, or terminates its fractional interests with Net Jet, Flight Options or Citation.

      6. Mercury agrees to provide Dr. Fagan with access to fuel at locations where MercFuel maintains fuel inventory or has agreements to provide fuel to aircraft. Mercury agrees to provide fuel at such locations at the most favorable rates paid by its customers, plus in the case of Long Beach, MercFuel's cost of fuel plus an into-plane fueling charge of $.25 per gallon, and in the case of all other FBOs where MercFuel maintains inventory, or has arrangements as set forth above, plus, if applicable, an into-plane fueling charge equivalent to the into-plane fueling charge MercFuel is charged by the FBOs. The provisions in this section shall apply for ten (10) years from the date hereof, but shall be limited to three aircraft owned or partially owned by Dr. Fagan. Dr. Fagan shall give the MercFuel dispatch center twenty-four (24) hours advance notice to prearrange each fueling. Dr. Fagan shall pay for all fuel and into-plane charges within thirty (30) days of presentment of an invoice by MercFuel. If Dr. Fagan fails to do so, Mercury may, among other remedies, terminate Fagan's rights under this provision; provided, however, prior to any such termination, Mercury shall provide Dr. Fagan with an additional five days notice and opportunity to make the payment.

      7. Dr. Fagan, on behalf of his spouse, assigns, affiliates, agents and attorneys, hereby agrees to indemnify and hold harmless Mercury and its assigns, affiliates, agents and attorneys from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of action (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent or whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by, or on behalf of, any person, whether threatened or initiated, asserting any claim for legal or equitable remedy from or in connection with the Company or the Aircraft which arises from or relates to any matter occurring after the date hereof.

      8. Dr. Fagan will, within one year of the date of this Agreement, refinance the indebtedness owed to Salem Five Cents Savings Bank so as to remove Mercury as a party thereto. If Dr. Fagan fails to do so, Mercury may, among other things, terminate Fagan's rights under this agreement upon five (5) business days notice, provided, however, prior to any such

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termination, Mercury shall provide Dr. Fagan with an additional five (5) days notice to comply with this provision.

      9. All notices or other communications, including invoices, that either party may desire or may be required to give to the other party shall be by either personal delivery or sent by facsimile transmission and by recognized overnight carrier, addressed as follows:

                  If to Fagan:    Philip J. Fagan, Jr., M.D.
                                  2550 North Hollywood Way
                                  Suite 209
                                  Burbank, CA  91505-5019

                  Copies to:      Richard N. Scott
                                  24955 Pacific Coast Highway
                                  Suite C-202
                                  Malibu, CA  90265
                                  Telephone:  (310) 456-5373
                                  Facsimile:  (310) 456-9729

                  If to Mercury:  Joseph A. Czyzyk, President
                                  Mercury Air Group, Inc.
                                  5456 McConnell Avenue
                                  Los Angeles, CA  90066
                                  Telephone No.  (310) 827-2737
                                  Facsimile No.  (310) 827-8921

      Any party may change the address to which notices are to be delivered by giving notice as hereinabove provided.

      10. Each of the parties hereto agrees to execute any and all documents reasonably requested or deemed necessary by the other party to effect the terms of this Agreement.

      12. This Agreement may be executed in counterpart and by facsimile signature.

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      IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year written above.

MERCURY AIR GROUP, INC.

By:
   _______________________                    ______________________________
   Joseph A. Czyzyk                             Philip J. Fagan, Jr., M.D.
   President

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